Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Dan Fachner
FOR:		President
615-558-9445
dfachner@icee.com

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS ANNOUNCES

APPOINTMENT OF KEN PLUNK AS CFO

Pennsauken, NJ, September17, 2020 - - J & J Snack Foods Corp. (NASDAQ-JJSF) (“J & J” or the “Company”) today announced that Ken Plunk has been appointed Senior Vice President, Chief Financial Officer of the Company, effective September 21, 2020, reporting to Daniel Fachner, President. As the Chief Financial Officer, Mr. Plunk will have overall responsibility for the financial operations of J & J.

Mr. Plunk joins J & J with broad corporate and operational finance experience gained from leadership roles at Walmart, Home Depot and Coca-Cola.  At Walmart, Mr. Plunk held senior executive positions across Walmart’s three business segments and was most recently Senior Vice President, International Finance, where he oversaw Financial Planning and Analysis and operational finance responsibilities for Walmart's international portfolio of markets.  Mr. Plunk also held positions of Walmart China CFO, Senior Vice President of US Finance, Strategy and Real Estate, Vice President Finance, Sam’s Club and Vice President of Internal Audit Services for Walmart.  Mr. Plunk began his career at Ernst and Young, LLC and has over 30 years of experience leading finance teams specializing in strategic/financial planning, operational finance, corporate finance, performance management and internal audit.

“I am so excited to join J & J Snack Foods Corp. and look forward to leading the finance organization as it works alongside the business to continue the long standing successes of the Company.  J & J is a unique company with a strong culture and tremendous history of growth and performance.  I want to thank J & J’s leadership team and the Board for this opportunity and can’t wait to get started,” said Mr. Plunk.

J & J’s CEO, Gerald B. Shreiber, stated that he “looks forward to Ken joining J & J and I am highly confident that he will help lead us forward.”

Stated Mr. Fachner: “I am thrilled to have someone of Ken’s vast abilities and experience to help guide and grow a great organization like J & J Snack Foods. Ken has a deep understanding and functional expertise in all aspects of corporate finance and financial planning and accounting. I look forward to working with Ken to continue to grow all aspects of J & J.”

The Company also stated that Dennis Moore, current CFO, whose retirement was announced in April 2020, will remain on as an employee for the next several months to assist with the transition.

About J&J Snack Foods Corp.
J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, its principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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